Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On January 11, 2007, effective January 1, 2007, TRX, Inc. (“TRX,” “we,” “our” or the “Company”) purchased substantially all of the assets and assumed certain liabilities of Hi-Mark, LLC (“Hi-Mark”), a Delaware limited liability company and Atlanta-based provider of data acquisition and business intelligence technologies. We acquired Hi-Mark for total consideration of approximately $20.7 million which consisted of 500,000 shares of our common stock (valued at $3.4 million, or $6.81 per share based on the closing price of our common stock on the two trading days preceding through the two trading days following our announcement of the acquisition on December 7, 2006), $10.0 million of cash on hand, a promissory note in favor of Hi-Mark in the amount of $7.0 million which amortizes quarterly over three years and bears interest at the Prime rate, and approximately $0.3 million of our transaction costs. In addition, we may make earnout payments to Hi-Mark of up to $12.0 million dependent on the achievement of defined revenue targets.

The following unaudited pro forma combined balance sheet as of September 30, 2006 and unaudited pro forma combined statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 (collectively, the “Pro Forma Statements”) are based on the historical consolidated financial statements of TRX and Hi-Mark. The Company’s historical financial statements referred to above as of and for the year ended December 31, 2005 are included in our Annual Report on Form 10-K for the year ended December 31, 2005 and the historical financial statements as of and for the nine months ended September 30, 2006 are included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The audited balance sheet of Hi-Mark as of December 31, 2005 and the related statements of income and changes in members’ equity (capital deficit) and cash flows for the year ended December 31, 2005 and the unaudited balance sheet of Hi-Mark as of September 30, 2006 and the related unaudited statements of income and members’ equity (capital deficit) for the nine months ended September 30, 2006 are included in this Current Report on Form 8-K as Exhibit 99.1. The Pro Forma Statements were adjusted to give effect to the acquisition of Hi-Mark pursuant to the Asset Purchase Agreement by and among TRX, Inc., Hi-Mark, LLC, Hi-Mark Travel Systems, Inc., Integrated Profitmark Corporation, LLC and certain shareholders of Hi-Mark Travel Systems, Inc. The acquisition was accounted for in the Pro Forma Statements using the purchase method of accounting based on the assumptions and adjustments in the accompanying Notes to the Unaudited Pro Forma Combined Financial Statements. The estimated purchase price allocation is preliminary and is subject to further revision. The unaudited pro forma combined balance sheet gives effect to the transaction as if it occurred on September 30, 2006 and the unaudited pro forma combined statements of operations for the year ended December 31, 2005 and for the nine months ended September 30, 2006 give effect to the transaction as if it occurred on January 1, 2005.

The pro forma adjustments are based upon available information and certain assumptions that the Company believes are (1) directly attributable to the transaction and (2) factually supportable. The Pro Forma Statements are provided for informational purposes only and do not purport to represent what our financial position and results of operations would actually have been had the Hi-Mark acquisition occurred on such dates or to project our financial position or results of operations for any future period.

The Pro Forma Statements and the Notes thereto should be read in conjunction with the historical Consolidated Financial Statements of TRX and the Notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2005 and the historical Financial Statements of Hi-Mark and the Notes thereto included in this Form 8-K.

TRX, INC.

Unaudited Pro Forma Combined Balance Sheet

As of September 30, 2006

(In Thousands)

	TRX as Reported	Hi-Mark Historical	Pro Forma Adjustments		TRX Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,636	$885	$(11,100	)a	$16,421
Settlement assets	9,061	—	—		9,061
Trade accounts receivable, net	9,673	1,462	—		11,135
Prepaids and other	2,551	33	—		2,584

Total current assets	47,921	2,380	(11,100)		39,201

NONCURRENT ASSETS:
Property and equipment, net	16,085	199	—		16,284
Goodwill	23,125	—	16,976	c	40,101
Other assets, net	1,007	385	2,860	b	4,252

Total noncurrent assets	40,217	584	19,836		60,637

Total assets	$88,138	$2,964	$8,736		$99,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$22,018	$953	$(411	)d	$22,560
Customer deposits and deferred revenue	12,410	727	—		13,137
Settlement obligations	9,061	—	—		9,061
Current portion of long-term debt	2,145	26	2,333	e	4,504
Convertible notes	1,360	—	—		1,360

Total current liabilities	46,994	1,706	1,922		50,622

NONCURRENT LIABILITIES:
Long-term debt—less current portion	—	479	4,188	e	4,667
Other long-term liabilities	1,124	—	—		1,124

Total noncurrent liabilities	1,124	479	4,188		5,791

Total liabilities	48,118	2,185	6,110		56,413

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock	179	—	5	e	184
Additional paid-in capital	91,726	—	3,400	e	95,126
Treasury stock, at cost	(2,294)	—	—		(2,294)
Cumulative translation adjustment	213	—	—		213
Accumulated deficit	(49,804)	779	(779	)f	(49,804)

Total shareholders’ equity	40,020	779	2,626		43,425

Total liabilities and shareholders’ equity	$88,138	$2,964	$8,736		$99,838

TRX, INC.

Unaudited Pro Forma Combined Statement of Earnings

For the Year Ended December 31, 2005

(In Thousands, except Per Share Data)

	TRX as Reported	Hi-Mark Historical	Pro Forma Adjustments		TRX Pro Forma
REVENUES:
Transaction and other revenues	$115,705	$4,010	$—		$119,715
Client reimbursements	2,911	—	—		2,911

Total revenues	118,616	4,010	—		122,626

EXPENSES:
Operating, excluding depreciation and amortization	74,443	1,095	(147	)j	75,391
Selling, general and administrative, excluding depreciation and amortization	19,295	1,623	(50	)i	20,868
Technology development	11,176	216	—		11,392
Client reimbursements	2,911	—	—		2,911
Restructuring	2,327	—	—		2,327
Depreciation and amortization	9,984	—	471	i	10,455

Total expenses	120,136	2,934	274		123,344

OPERATING (LOSS) INCOME	(1,520)	1,076	(274)		(718)

INTEREST INCOME	351	—	(350	)g	1
INTEREST EXPENSE	(2,597)	(50)	(479	)h	(3,126)
OTHER INCOME (EXPENSE), net	—	4	—		4
DEBT CONVERSION EXPENSE	(2,898)	—	—		(2,898)

NET (LOSS) INCOME	$(6,664)	$1,030	$(1,103)		$(6,737)

BASIC AND DILUTED NET LOSS PER SHARE:	$(0.48)	—	—		$(0.47)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES	13,817	—	500	e	14,317

TRX, INC.

Unaudited Pro Forma Combined Statement of Earnings

For the Nine Months Ended September 30, 2006

(In Thousands, except Per Share Data)

	TRX as Reported	Hi-Mark Historical	Pro Forma Adjustments		TRX Pro Forma
REVENUES:
Transaction and other revenues	$87,393	$4,117	$—		$91,510
Client reimbursements	1,522	—	—		1,522

Total revenues	88,915	4,117	—		93,032

EXPENSES:
Operating, excluding depreciation and amortization	51,162	1,015	(113	)j	52,064
Selling, general and administrative, excluding depreciation and amortization	14,315	1,648	(114	)i,k	15,849
Technology development	8,037	253	—		8,290
Client reimbursements	1,522	—	—		1,522
Restructuring	691	—	—		691
Depreciation and amortization	7,698	—	370	i	8,068

Total expenses	83,425	2,916	143		86,484

OPERATING INCOME	5,490	1,201	(143)		6,548

INTEREST INCOME	779	—	(263	)g	516
INTEREST EXPENSE	(284)	(31)	(234	)h	(549)
OTHER INCOME (EXPENSE), net	—	59	(53	)k	6

NET INCOME	$5,985	$1,229	$(693)		$6,521

BASIC AND DILUTED NET INCOME PER SHARE:	$0.34	—	—		$0.36

BASIC WEIGHTED AVERAGE SHARES	17,692	—	500	e	18,192

DILUTED WEIGHTED AVERAGE SHARES	17,693	—	500	e	18,193

TRX, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

1. BASIS OF PRESENTATION

On January 11, 2007, effective January 1, 2007, TRX, Inc. (“TRX,” “we,” “our” or the “Company”) purchased substantially all of the assets and assumed certain liabilities of Hi-Mark, LLC (“Hi-Mark”), a Delaware limited liability company and Atlanta-based provider of data acquisition and business intelligence technologies. We acquired Hi-Mark for total consideration of approximately $20.7 million which consisted of 500,000 shares of our common stock (valued at $3.4 million, or $6.81 per share based on the closing price of our common stock on the two trading days preceding through the two trading days following our announcement of the acquisition on December 7, 2006), $10.0 million of cash on hand, a promissory note in favor of Hi-Mark in the amount of $7.0 million which amortizes quarterly over three years and bears interest at the Prime rate, and approximately $0.3 million of our transaction costs. In addition, we may make earnout payments to Hi-Mark of up to $12.0 million dependent on the achievement of defined revenue targets.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

This acquisition will be recorded using the purchase method of accounting, which includes an evaluation of the existence of any identifiable intangibles at the date of acquisition, such as customer relationships, certain trademarks and patents in process. Due to the strategic nature of the acquisition and low asset base, goodwill of approximately $17.0 million is expected to be recorded in connection with the acquisition. The goodwill is deductible for tax purposes over a period of 15 years. The following table summarizes the preliminary purchase price allocation of the fair values of the assets acquired and liabilities assumed, as though the acquisition had occurred on September 30, 2006 (in millions):

Current assets	$1.6
Property and equipment, net	0.2
Intangible assets	3.2
Goodwill	17.0

Total assets acquired	22.0
Current liabilities assumed	(1.3)

Total consideration	$20.7

The intangible assets acquired include customer relationships with an estimated value of $1.4 million and a life of six years, and trademarks with an estimated value of $1.8 million and a life of 10 years.

3. PRO FORMA ADJUSTMENTS

a)	Reflects the $10.0 million cash portion of the purchase price, a pro forma reduction of $0.8 million to reflect that we purchased only $0.1 million of HiMark’s cash, and our estimated acquisition costs of $0.3 million which were funded from cash on hand.

b)	Reflects the estimated fair value of $3.2 million of finite-lived intangible assets acquired, including trademarks and customer relationships, with estimated useful lives ranging from 6 to 10 years. In addition, a pro forma adjustment was made to remove related party assets of approximately $0.4 million because they were not acquired by us.

c)	Reflects the estimated goodwill of $17.0 million resulting from the business combination. See Note 2.

d)	Reflects a pro forma adjustment to reduce accounts payable and accrued liabilities by $0.5 million because they were not assumed by us, and a pro forma adjustment to increase accounts payable and accrued liabilities by approximately $0.1 million payable by us to HiMark as a working capital adjustment.

e)	Reflects the issuance of 500,000 shares of our common stock (valued in accordance with EITF No. 99-12 at $3.4 million, or $6.81 per share based on the closing price of our common stock on the two trading days preceding through the two trading days following our announcement of the acquisition on December 7, 2006) and a note to the seller of $7.0 million in connection with the purchase. We believe the note’s fair value equals its face value. In addition, a pro forma adjustment was made for approximately $0.5 million of Hi-Mark debt not assumed by us.

f)	Reflects the elimination of HiMark’s equity accounts.

g)	Reflects reduced interest income, due to the use of $10.0 million of our cash for a portion of the purchase price, at an assumed interest rate of 3.5% for both the year ended December 31, 2005 and the nine months ended September 30, 2006.

h)	Reflects interest expense on the note to the seller at an assumed rate of 8.25% per year, which is the current Prime lending rate. The note requires semi-annual repayments of principal and accrued interest over three years. This amount also reflects a pro forma adjustment of $50 and $31 for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively, to remove HiMark’s interest expense since the related debt is not being assumed by us.

i)	Reflects amortization expense on trademarks and customer relationship intangible assets. See Note 2. This amount also includes a reclassification of $50 and $55 of depreciation expense of Hi-Mark for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively, to conform to TRX financial statement presentation.

j)	Reflects a pro forma adjustment to remove HiMark’s rent expense since the operations of HiMark are migrating to our existing space and the related operating lease obligation is not being assumed by us in the acquisition.

k)	Reflects a reclassification of a bad debt recovery to selling, general and administrative expense to conform to TRX financial statement presentation.